Exhibit 10.18

Collaboration Agreement

This collaboration agreement (the “Agreement”) is entered into and effective as of December 7, 2013 (the “Effective Date”), by and between Stellar Biotechnologies Inc., a California corporation (“SBI”), and Amaran Biotechnology Inc., a Taiwan corporation (“ABI”). SBI and ABI are referred to individually herein from time to time as a “Party,” and collectively as the “Parties.”

Whereas, SBI owns certain patents, know-how and other intellectual property rights for keyhole limpet hemocyanin (“KLH”) formulation and manufacturing; and

Whereas, SBI is engaged in the business of designing, developing and manufacturing KLH for conjugated cancer vaccines; and

Whereas, ABI is engaged in the business of designing, developing and manufacturing KLH-conjugated OBI-822 drug product candidate (OBI-822) based on the specifications of its customers; and

Whereas, SBI and ABI desire to collaborate, on a non-commercial basis, to develop KLH formulations meeting the product specifications agreed on by the Parties in connection with the possible future manufacture and commercial sale of OBI-822 ;

Now, therefore, for good and valuable consideration, the Parties agree as follows:

1.          Appendices. The following appendices are attached to this Agreement, and are hereby incorporated as part of this Agreement:

Appendix A – Table of Contents of Appendix B-X

Appendix B – Appendix B-X: Statement of Work

Appendix C – Nondisclosure Agreement

2.           Development.

2.1           Purpose. The purpose of this collaboration is to develop and evaluate methods for the manufacture of ABI’s OBI-822 using Stellar cGMP grade keyhole limpet hemocyanin (“Stellar cGMP grade KLH”) to meet the regulatory requirements and specifications provided by ABI and agreed upon by the Parties, and to produce certain KLH reference standards required by ABI. Additionally, the goal of the collaboration project is to significantly reduce ABI’s cost of KLH and improve the yields in the commercial manufacture of OBI-822.

2.2           Statement of Work. SBI shall be responsible for the production and delivery of Stellar cGMP-grade KLH and non-GMP grade KLH manufactured from aquaculture KLH in sub-unit forms (“Stellar KLH20-M”) for evaluation by ABI for suitability as a carrier protein in OBI-822, and for method development, product formulation and process qualification for certain KLH reference standards for evaluation by ABI. ABI shall be responsible for establishing the development objectives and product specifications. ABI may assign work plan responsibilities to sub-contractors, including OBI Pharma, Inc. in accordance with Section 2.11 hereof. Whenever required, these activities shall be performed in compliance with the U.S.A. Food and Drug Administration cGMP regulation guidelines and with the objectives, specifications, milestones, schedule and deliverables as described in respective Statement of Work to be attached as Appendix B-X.

2.3           Modifications to Statement of Work. If the Parties desire any change in the specifications of products, the schedule or other aspects of the collaboration, any such change shall be accomplished only by a written amendment to the respective Statement of Work. Any amendment to any Statement of Work shall take effect no less than 30 days prior to the intended start date of each project contemplated by that amended Statement of Work.

2.4           Deliverables. On an ongoing basis (as available), SBI and ABI shall deliver to the other Party any and all test articles, data, and other documentation as appropriate to permit prompt performance under this Agreement including summaries of data that such Party collects through its testing of the intermediate or final test articles. All deliverables of test articles shall be delivered as mutually agreed upon within the Timeline attached as Appendix B-X. All shipment of test articles between the Parties would be FCA (Incoterms 2000) to the receiving Party unless otherwise agreed upon in writing between the Parties in advance. All deliverables of test articles shall be memorialized by a delivery confirmation that sets forth the nature and condition of the deliverables, the medium of delivery and the date of delivery. The receiving Party shall countersign the delivery confirmation to indicate receipt of the contents described therein.

2.5           Testing of Deliverables. The deliverables under any Statement of Work will be inspected, tested, accepted, rejected, re-tested and regression tested as required by the respective Statement of Work. In the event that any article delivered under this Agreement is rejected by the receiving Party, reasons for rejection shall be stated in writing in reasonable detail and the delivering Party shall use reasonable commercial efforts to correct any deficiencies or non-conformities, and resubmit the rejected items as promptly as possible. Failure to provide notice of rejection in writing for any article within 14 (fourteen) business days after receipt of a deliverable for which the Statement of Work does require acceptance testing, will constitute acceptance.

2.6           Standard of Performance. SBI and ABI shall each devote such time and resources as reasonably necessary to timely accomplish the objectives of this Agreement, and all services shall be accomplished in compliance with applicable laws and regulations. SBI and ABI shall each perform its respective obligations, and shall fully cooperate and communicate with each other, in a reasonable and good faith manner in order not to hinder or delay the services of the other Party, and in order to facilitate the prompt and satisfactory completion of the Statement of Work. SBI and ABI shall each promptly notify the other in writing of any factor, occurrence or event coming to its attention that may affect its ability to timely fulfill its obligations under this Agreement.

2.7           Regulatory Compliance. ABI shall carry out all quality and clinical research, testing and studies relating to vaccine formulations that include SBI test articles as required to obtain all regulatory approvals needed to import, market, sell or use SBI test articles. SBI shall consult with and assist ABI as reasonably requested in making any necessary submissions or filings for regulatory approval. SBI and ABI will each follow its own standard operating procedures for quality control through this development project; provided, however, that quality control procedures applied to SBI’ test article in vaccine, should be no lower than the U.S.A. Food and Drug Administration Code of Federal Regulations, Title 21 (21 CFR) Part 820 Quality System Regulation procedures, as amended from time to time.

2.8           Limitation on Services. Except as specifically provided in the Statement of Work or otherwise in this Agreement, the Parties have no obligation to provide research, development, support, training, maintenance, product enhancements, modifications or other services for the benefit of the other. Any such services must be agreed in the Statement of Work, or written amendment to this Agreement, signed by both Parties.

2.9           Designated Representatives. The following individuals shall be the primary representatives to manage and implement the collaboration (the “Representatives”). The Representatives may be substituted from time to time by the respective employing Party following notice given to the other Party, and provided that the substituted Representative holds substantially similar authority. Meetings or conference calls of the Representatives shall be held as needed (but at least once every two weeks) at a time and location mutually acceptable to each Party, in order to evaluate performance, to discuss problems and to set goals. Additionally Representatives may appoint such other persons as the Parties may determine appropriate to form a Joint Steering Committee to meet from time to time, but no less than quarterly to review progress of the projects.

	SBI	ABI
Name:	Catherine Brisson, Ph.D.	Yu Hung Chiu, Ph.D.
Title:	Chief of Operations	Technical Consultant/Director
Email:	cbrisson@stellarbiotech.com	yuhungchiu@amaran.com.tw
Phone:	805-488-2147	858-232-3514
Fax:	805-488-2889

2.10        Fees and Expenses.

a.           Labor Expense. ABI shall pay SBI a quarterly labor expense fee of US$45,000 (tax included) per calendar quarter based upon the needs during the Agreement, pro-rated for partial quarters, to fund the equivalent of the burdened salary for one manufacturing scientist and one technician required for the implementation of this Agreement (the “Labor Expense”). The Labor Expense shall be due and payable on the first day of each calendar quarter with the first payment within 30 days of the Effective Date. The Labor Expense can be renegotiated based upon the needs of the contract and can be extended, amended or terminated (60 days’ notice required).

b.           Direct Cost Reimbursement. Subject to ABI’s prior approval in writing, ABI shall reimburse SBI for all direct costs for contract expenses and specialty items specifically requested by ABI; and SBI shall reimburse ABI for all direct costs for contract expenses and specialty items specifically requested by SBI in the execution of the provisions of this Agreement as specified in the work plans of each respective Appendix B-X.

c.           Expenses. Each Party shall be responsible for its own project expenses and payment schedules as agreed and provided above or specified in Appendix B-X. Neither Party shall have any responsibility for the payment or reimbursement of any expenses incurred by the other Party outside of the Statement of Work of this Agreement, unless specified by another agreement between the Parties.

2.11        Use of Subcontractors. Either Party shall have the right to subcontract services under this Agreement to reasonably qualified subcontractors, subject to (a) the other Party’s prior written consent, which shall not be unreasonably withheld, and (b) the subcontractor signing an appropriate nondisclosure agreement equivalent to the Nondisclosure Agreement attached as Appendix C. However, the subcontracting of any services shall not diminish the contractual responsibility hereunder of the Party entering into such relationship. The notice required by this paragraph shall include the name, address, contact information, scope of the services subcontracted, and other pertinent information. Notwithstanding the foregoing or any other term of this Agreement, ABI covenants and agrees that it shall not transfer or make available to any third party any Stellar Materials (as defined below) without the express prior written consent of SBI.

3.           Manufacture and Supply.

3.1           KLH Supply Agreement. In the event that the Parties determine to proceed with the manufacture, for commercial purposes, of ABI’s OBI-822 using Stellar cGMP grade KLH, then SBI and ABI will in good faith negotiate the terms of a KLH supply agreement, with the best efforts to complete and sign that agreement at least three months prior to the delivery by SBI to ABI the first commercial lot of Stellar cGMP grade KLH produced for ABI under GMP and meeting the ABI specification. ABI shall use any KLH formulations and test articles provided by SBI hereunder exclusively for evaluation purposes and shall not use any such materials for commercial purposes.

4.           Proprietary Rights.

4.1           SBI/ABI Intellectual Property. SBI and ABI shall retain ownership of all intellectual property presently owned by each, unless otherwise agreed in this Agreement or in writing by both Parties. SBI shall retain all right, title and interest in Stellar KLH20-M, any other KLH formulations and test articles provided by SBI hereunder, any precursors or components of any of the foregoing, and any reformulations or improvements of any of the foregoing that are conceived of and/or reduced to practice for use as a KLH starting material for OBI-822 or any ABI product during and as a result of the work conducted hereunder (collectively, “Stellar Materials”).

4.2           Joint Intellectual Property. Although it is not intended that SBI and ABI will jointly develop any intellectual property on test article during the course of this collaboration hereunder, if any intellectual property is jointly developed, the Parties shall attempt to negotiate ownership and licensing rights in good faith, depending on the technology being developed and the relative interests and needs of the Parties. If no agreement can be reached on the allocation of ownership and licensing rights, then:

a.           all jointly conceived or developed Intellectual Property in or relating to Stellar Materials shall belong to SBI regardless of the Party by whom such intellectual property was generated;

b.           all jointly conceived or developed intellectual property in or relating to OBI-822 drug product shall belong to ABI regardless of the Party by whom such intellectual property was generated; and

c.           any other intellectual property that is jointly conceived or developed by SBI and ABI shall be jointly owned by SBI and ABI.

The Parties shall from time to time each execute and deliver to the other assignments of intellectual property in order to effectuate the foregoing.

4.3           Nondisclosure. SBI and ABI acknowledge and agree that each will have access to, become acquainted with, and receive confidential information of the other in the course of performance of this collaboration hereunder. SBI and ABI hereby confirm and agree that the previously signed mutual Nondisclosure Agreement attached hereto as Appendix C shall be included as part of this Agreement.

4.4           Collaboration Data. Each Party shall use good scientific practices and shall comply in all material respects with applicable regulations and customary good laboratory and clinical practices in the performance of the evaluation activities hereunder and under any Statement of Work (including all data in the form required to be maintained under any applicable governmental regulations). Such records shall comprise books, results, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with such evaluation activities. Any such data developed by employees of SBI, or others on behalf of SBI, shall be owned by SBI (“SBI Data”) and any such data developed by employees of ABI, or others on behalf of ABI, shall be owned by ABI (“ABI Data”). For purposes of evaluation of mutual performance of the objectives defined in the Statement of Work and to support regulatory filings, each Party shall provide summaries of its Data, to the extent reasonably required. Each Party shall maintain such data in confidence in accordance with Section 4.3 above and Appendix C hereto and shall not use such data of the other Party except to the extent otherwise permitted by this Agreement or consented by the other Party.

4.5           No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in. license rights to use, or other right to any technology, know-how, patents, pending patent applications, compounds, products or biological materials of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party at any time pursuant to this Agreement. [Note: Deleted for repetition in Section 4.2(a).]

4.6           Warranties and Representations. SBI and ABI each warrant and represent that:

a.           It shall not make any unauthorized use of any patents, copyrights, trade secrets, confidential information, or any other intellectual property of any third party in performing under this Agreement;

b.           It shall own all rights, title and interest in and to the intellectual property, or it shall obtain valid and enforceable licenses to the intellectual property.

c.           It has the right, power and authority to enter into and perform this Agreement and, by entering into this Agreement, it will not constitute a breach or default under any license, agreement, contract, arrangement, judgment, decree, order, law, regulation or permit.

4.7           Indemnification. SBI and ABI shall each indemnify, defend and hold harmless the other Party and its affiliates, officers, directors, managers and employees against any and all claims, suits, actions or threats of action, liabilities, settlement amounts, damages, expenses or costs of any kind whatsoever, including without limitation reasonable attorneys' fees and costs, which directly result from or arise out of (a) any material inaccuracy of any representations or warranties made by the indemnifying Party under this Agreement, (b) the indemnifying Party's material breach or failure to perform any provision of this Agreement that it is required to perform and remain uncured per Section 5.2 hereof, or (c) the gross negligence or intentional misconduct of the indemnifying Party.

5.           Termination and Remedies.

5.1           Term. This Agreement shall commence on the Effective Date. Unless earlier terminated in accordance with the provisions of this Agreement or extended by a duly executed Statement of Work or other amendment of this Agreement that is executed by both Parties, this Agreement shall continue in effect for twenty-four (24) months from the Effective Date. The expiration or earlier termination of this Agreement shall not trigger the expiration or termination of any manufacture or supply agreement subsequently entered into between the Parties, the terms of which agreement will be subject to its own provisions.

5.2           Termination for Breach. Either Party may terminate this Agreement if the other Party materially breaches any of its duties or obligations hereunder and such breach remains uncured for at least thirty (30) days after the non-breaching Party gives written notice of the breach. Any such termination shall not constitute the sole remedy in the event of a breach.

5.3           No Exclusive Remedy. Nothing in this Agreement is intended to limit any remedies available to either Party.

5.4           Survival. The following Sections shall survive any expiration or termination of this Agreement: Sections 2.8, 2.10, 4.1 through 4.1 - 4.7, 5.3, 5.4, 6.1 and 7.1 through 7.11, and Appendix C.

6.           Relationships.

6.1           Relationship. Pursuant to the terms of this Agreement, SBI and ABI shall act in this collaboration as independent contractors. SBI and ABI shall not be partners, of each other, and the collaboration shall not constitute a partnership, unincorporated association or any other form of legal entity. No Party is authorized to, and shall not; enter into any contract or commitments in the name of, or on behalf of, the other Party.

6.2           Business Opportunities. Unless otherwise specified in this Agreement or any Statement of Work, SBI and ABI shall each be free to conduct its own business and to pursue its own opportunities, regardless of any competition that may be created or furthered between the Parties. Additionally, except as so specified, the Parties shall not have an obligation to disclose to the other any business opportunities that may result from the activities generated by this Agreement or any Statement of Work.

6.3           Non-Transferability. The Parties have carefully selected each other for this collaboration as a result of many factors including, without limitation, technical expertise, credibility, integrity, reputation and business acumen. Therefore, subject to the Parties rights to engage subcontractors pursuant to Section 2.11 hereof, no Party shall voluntarily or by operation of law, assign, hypothecate, give, transfer, mortgage, or otherwise transfer or encumber all or any part of its rights, duties or other interests in this Agreement (collectively “Assignment”), without the other Party’s prior written consent, which consent may be withheld at the sole discretion of the non-assigning Party. Any attempt to make an Assignment in violation of this provision shall be a material breach of this Agreement and any Assignment in violation of this provision shall be null and void. Notwithstanding the foregoing, this Agreement shall be assignable as part of a bona fide transfer of all or substantially all of the assets or stock of a Party, or a merger in which the Party is not the surviving entity.

7.           General Provisions.

7.1           Export. Each Party shall comply with all applicable laws, regulations and restrictions of the United States concerning the export of products, technical data and direct products thereof including, without limitation, all regulations regarding export, asset control and destination control of the Commerce, Treasury, State and Defense Departments of the United States Government, and the Export Administration Act of 1979, as amended from time to time.

7.2           Amendment. No amendment or modification of this Agreement shall be binding on any of the Parties unless it is in writing and signed by each of the Parties hereto at the time of the modification.

7.3           Successors. Without limiting any restrictions on assignment contained in this Agreement, each and all of the provisions hereof shall be binding on and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

7.4           Dispute Resolution. If any dispute arises between the Parties relating to the validity, construction, enforceability, or performance of this Agreement, the aggrieved Party shall notify the other Party in writing of such dispute. If, within thirty (30) days after such notice is deemed to have been received, the Parties have not succeeded in negotiating a resolution of the dispute, either Party shall be free to proceed to arbitration the arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Arbitrator shall, in rendering its decision, apply the substantive law of the State of California without regard to its conflict of laws provisions, except that the interpretation of an enforcement of this section shall be governed by the United States Federal Arbitration Act.

7.5           Warranty Limitation. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL DISCLAIMS, ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY COMPOUNDS OR OTHER BIOLOGICAL OR CHEMICAL MATERIALS OR INFORMATION PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT.

7.6           Entire Agreement. This Agreement and Appendices A, B-X, C constitute the entire agreement between the Parties. There are no verbal representations between or among the Parties that are being relied upon by either of the Parties other than those expressly set forth in this Agreement.

7.7           Notices. All notices required to be given under this Agreement must be made in writing by (i) first-class mail, postage prepaid, certified, return receipt, (ii) by regularly scheduled commercial delivery service, Federal Express or equivalent, (iii) by facsimile followed immediately by first-class mail, or (iv) by personal delivery. Such notices will be deemed given five business days after deposit with the postal service, three business days after deposit with the commercial carrier, or on the day of personal delivery.

7.8           Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement.

7.9           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10         Waiver. Any waiver must be in writing. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a Party to provide a waiver in the future except to the extent specifically set forth in writing. Any waiver given by a Party shall be null and void if the Party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.

7.11         Time of Essence. For purposes of this Agreement, time is of the essence.

IN WITNESS WHEREOF, each of the Parties hereto have executed this Agreement as of the date first set forth above.

Amaran Biotechnology, Inc.		Stellar Biotechnologies, Inc.

By:	/s/ Tessie Che	By:	/s/ Frank Oakes
	Tessie Che		Frank Oakes
	General Manager		Chief Executive Officer

Appendix A

Table of Contents of Statement of Work

To Collaboration Agreement

Appendix B-X	Project Title
Appendix B-1	Evaluation of 3 lots of subunit KLH for comparability study at OBI (Stellar KLH 20M)
Appendix B-2	Reference Standard KLH Dimer (Aquaculture)
Appendix B-3	Reference Standard KLH-1 Dimer (Aquaculture)
Appendix B-4	Reference Standard KLH-2 Dimer (Aquaculture)

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